Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services – Statements and Reports", "General Information – Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated September 25, 2014 relating to the financial statements of AB Large Cap Growth Fund, Inc. for the fiscal year ended July 31, 2014, which is incorporated by reference in this Post-Effective Amendment No. 49  to the Registration Statement (Form N-1A No. 33-49530) of AB Large Cap Growth Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York
June 25, 2015